Exhibit 3.2

Organization

Regulations

of UBS Group AG

Valid as of 1 January 2023

Contents

Abbreviations and definitions	3

Preamble by the Chairman	5

Introduction
1 Basis and purpose	6
2 Organization of the Group	6

Board of Directors
3 Membership	8
4 Constitution	8
5 Responsibilities and authorities	8
6 Meetings	9
7 Resolutions	10
8 Information rights	11
9 Self-assessment	11
10 Chairman	11
11 Vice Chairmen and Senior Independent Director	12
12 Group Company Secretary	12
13 Board Committees	13

Group Executive Board
14 Delegation	14
15 Group Executive Board	14
16 Group Chief Executive Officer	15
17 Group Chief Financial Officer	16
18 Group Chief Digital and Information Officer	16
19 Group Chief Risk Officer	17
20 Group General Counsel	17
21 Group Chief Compliance and Governance Officer	17
22 Regional Presidents	17
23 Divisional Presidents	17

Group Internal Audit
24 Scope, responsibilities, authorities and reporting	18
25 Head Group IA	18

Special provisions
26 Authority to sign	20
27 Form of signature	20
28 Conduct of Board and GEB members	20
29 Entry into force, amendments	21

Annexes
A Organizational chart of UBS Group AG	22
B Charter of the Committees of the Board	24
C Key Approval Authorities (internal document)

Abbreviations and definitions

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

AC	Audit Committee

Affiliated person	Person who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control of UBS Group AG

AGM	Annual General Meeting of the shareholders

ALM Authorities	Asset and Liability Management Authorities – internal document setting out the high-level delegated authorities within the Group for asset and liability management

AoA	Articles of Association of UBS Group AG

BD(s)	Business division(s), organizational units of the business: (i) Global Wealth Management, (ii) Personal & Corporate Banking, (iii) Asset Management and (iv) the Investment Bank

Board/BoD	Board of Directors of UBS Group AG; non-executive Board members who do not perform management functions within UBS Group AG

Business Regulations	Regulations issued by the BDs or GF

CompCo	Compensation Committee

CCRC	Corporate Culture and Responsibility Committee

Chairman	Chairman of the Board

Chairpersons	Board members who chair the Committees

CO	Swiss Code of Obligations

Committees	Committees of the Board as set out in section 2.1

Committees’ charter	Charter of the Committees of the Board setting out the objectives, composition, authorities and responsibilities of the permanent Committees

Corporate Bodies	The Board and bodies of the Group exercising delegated Board functions, such as the Committees, the GEB, committees established by the GEB, Group IA or other bodies mentioned herein

Divisional President / DP	Divisional Presidents are the heads of the respective BDs, as set out in section 23 and in the respective Business Regulations

EGM	Extraordinary General Meeting of the shareholders

EMEA	Europe, the Middle East and Africa

Financial statements	Quarterly and annual financial statements including, among others, the disclosure under “Management’s Discussion and Analysis” and the 6K Report to the Securities and Exchange Commission and any formal announcements relating to the Group’s performance

FINMA	Swiss Financial Market Supervisory Authority

GCRG	Group Compliance, Regulatory & Governance

GEB	Group Executive Board

GNC	Governance and Nominating Committee

Group ALCO	Group Asset and Liability Committee

Group CCGO	Group Chief Compliance and Governance Officer

Group CDIO	Group Chief Digital and Information Officer

Group CEO	Group Chief Executive Officer

Group CFO	Group Chief Financial Officer

Group Company Secretary	Company Secretary of the Board

Group CRO	Group Chief Risk Officer

Group Functional Head / GFH	Group CFO, Group CDIO, Group CRO, Group GC, Group CCGO and Group CEO (as related to the responsibilities for the Group CEO Functions as outlined in section 16.4)

GF	Group Functions, which comprises the functions headed by the Group CEO, the Group CFO, the Group CDIO, the Group CRO, the Group GC and the Group CCGO

Group GC	Group General Counsel

Group IA	Group Internal Audit

HR	Human Resources

ICAAP	Internal Capital Adequacy Assessment Process

MD	Managing Director

ORs	Organization Regulations of UBS Group AG including annexes

Other UBS Entities	UBS Entities which are neither Significant Group Entities nor Significant Regional Entities

RC	Risk Committee

Regional President / RP	Regional Presidents as set out in section 22 and in the RP terms of reference

Risk Authorities	Internal document setting out the high-level delegated authorities within the Group for risk management and control

Shareholders	Shareholders of UBS Group AG

SID	The Senior Independent Director of the Board as set out in section 11

Significant Branches	Branches of UBS Entities subject to enhanced standards of corporate governance as designated by the Group CEO

Significant Group Entities / SGEs	Significant subsidiaries of the Group subject to enhanced standards of corporate governance as designated by the GNC

Significant Regional Entities / SREs	Subsidiaries of the Group subject to enhanced standards of corporate governance as designated by the Group CEO

SOX	Sarbanes–Oxley Act

Stakeholders	Persons, groups or organizations that have a direct or indirect stake in the Group and may, as a result, affect or be affected by the Group’s actions, objectives and policies

UBS/Group	UBS Group AG and its subsidiaries; the UBS group of companies

UBS Entities	All subsidiaries (excluding Special Purpose Entities) which are either wholly or majority, directly or indirectly owned or otherwise controlled by UBS Group AG and which are intended to be held indefinitely

UBS Group AG	UBS Group AG, the listed parent company of the Group

Vice Chairman	The Vice Chairman of the Board as set out in section 11

Preamble by the Chairman

UBS draws on its more than 160-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. Our shareholders, employees, clients and other interest groups hold high expectations of how we conduct our business. Good governance policies and processes are thereby an important foundation and, together with the strong values we have defined, are at the heart of UBS’s culture. UBS and its employees apply the highest standards of business ethics and personal integrity to all of our business dealings and interactions.

The Organization Regulations constitute the Group’s primary corporate governance guidelines establishing a corporate governance structure for UBS Group AG and its subsidiaries. These Organization Regulations have been approved by the Board of UBS Group AG, they comply with all relevant corporate governance requirements but are not intended in any way to be a substitute for mandatory provisions of law, rules or regulations applicable to the Group.

In the interest of transparency, the Organization Regulations are published on our website.

Colm Kelleher

Introduction

1	Basis and purpose

1.1	Basis	These ORs are enacted by the Board of UBS Group AG pursuant to article 716b of the CO and articles 25 and 27 of the AoA.

1.2	Purpose

The purpose of these ORs is:

(i) to implement and supplement requirements contained in applicable laws, stock exchange regulations, supervisory regulations and the AoA having regard to pertinent codes of best practice. In addition, these ORs constitute the corporate governance guidelines required by the New York Stock Exchange;

(ii)  to define the functions, responsibilities and authorities of UBS Group AG’s and the Group’s Corporate Bodies and their members; and

(iii)  to establish a coherent and efficient corporate governance structure by constituting the Group’s primary governance guidelines to be applied to all direct and indirect subsidiaries of UBS Group AG and which supersede any other regulations and shall prevail in case of a conflict with such documents, subject to local law.

Mandatory provisions of applicable laws, rules and regulations or rules contained in the AoA take precedence over the ORs.

2	Organization of the Group

2.1	Organization in general

The Group and its business are organized as follows:

(i) The Board, under the leadership of the Chairman, has the ultimate responsibility for the direction, supervision and control of the Group, and performs the other duties described herein or as prescribed by mandatory provisions of law. The Board is responsible for deciding all matters and taking business decisions where such decisions exceed the authority delegated by the Board to the Committees, the GEB or the Group CEO.

(ii)  As provided by mandatory law, rules and regulations, the AoA or these ORs, the executive management of the Group is delegated to the GEB under the leadership of the Group CEO.

(iii)  The following permanent Committees assist the Board in the performance of its responsibilities:

(a)   the Audit Committee;

(b)   the Compensation Committee;

(c)   the Corporate Culture and Responsibility Committee;

(d)   the Governance and Nominating Committee; and

(e)   the Risk Committee.

2.2	Group steering

UBS Group AG, as the listed parent company of the Group, controls directly or indirectly all subsidiaries and leads the Group by setting a harmonized strategic direction. It further sets principles and organizational structures to enable efficient and coordinated management of the Group and control of its subsidiaries.

Notwithstanding these endeavors, the legal independence of all subsidiaries, including formal decision-making by the Corporate Bodies of the respective entities as required under applicable constitutional documents, and the provisions of applicable local laws, rules and regulations relating to them, must be observed to the extent legally required.

2.3	Corporate culture	Under the leadership of the Chairman and the Group CEO, the Board and the GEB issue a Code of Conduct and Ethics to foster a coherent and effective corporate and compliance culture for the Group.

2.4	Organization of the Group’s business

The banking business and support operations are performed by UBS Group AG’s direct or indirect subsidiaries within the scope of applicable licenses. The business of the Group is organized into:

(i) business divisions;

(ii)  Group Functions; and

(iii)  other structures as the Group CEO and the GEB consider appropriate for the effective management and supervision of the business.

This organization must be detailed in the Business Regulations.

2.5	Transparency, collaboration and reporting within the Group	Subject to and in accordance with applicable local laws, rules and regulations, Corporate Bodies are bound to ensure transparency and collaboration within the Group and may have additional responsibilities and reporting lines within the Group or within other legal entities of the Group. Any resulting conflicts of interest shall be governed by the provisions of the Organization Regulations (or similar constitutional documents) of the companies concerned.

Board of Directors

3	Membership

3.1	Election proposal	In consultation with the Chairman, the GNC recommends candidates for election to the Board. The Board proposes such candidates for election by the shareholders.

3.2	Independence of Board members

The Board’s proposal for election ensures that three-quarters of the Board members will be independent. For this purpose, independence is determined in accordance with:

(i) the FINMA circular 2017/1 “Corporate governance – banks”; and

(ii)  the New York Stock Exchange rules.

Furthermore, there must be a sufficient number of Board members who meet the independence criteria for the Committee members set out in the annex “Charter of the Committees of the Board.” The Chairman does not need to be independent.

3.3	Notification duty	Each Board member must notify the Chairman and the GNC immediately if circumstances change in a manner that may affect their independence.

3.4	Expectations of the Board members

The Board, as a group, must have the necessary qualifications, skills and diversity to perform all Board duties. In particular, the Board must together possess financial literacy, experience in banking and risk management, as well as international experience, including experience of international financial matters, and knowledge of the duties of directors.

Candidates for election to the Board shall be considered in light of their personal experience and abilities, including any specialist knowledge or skills required to fulfill specific Board functions as outlined herein, as well as their ability to contribute to building a complementary and effective Board.

4	Constitution

4.1	Number of members	The Board consists of six to twelve Board members as per article 19 of the AoA.

4.2	Term of office	The term of office for each Board member is one year pursuant to article 20 of the AoA. Subject to election by shareholders, Board members are normally expected to serve for a minimum of three years. No Board member may serve for more than 10 consecutive terms of office, in exceptional circumstances the Board can extend this limit.

4.3	Constitutional meeting

The Board constitutes itself at its first meeting following the AGM. In this meeting

(i) the Vice Chairmen;

(ii)  the SID;

(iii)  the Chairpersons of the Committees; and

(iv) the Committee members, with the exception of the Compensation Committee members, are appointed by the Board.

The Board may remove these Board members from their special functions at any time.

5	Responsibilities and authorities

5.1	In general	In addition to mandatory provisions of law, rules, regulations and the AoA, the Board has the responsibilities and authorities set out in these ORs.

5.2	Supervision	The Board is responsible for the overall direction, supervision and control of the Group and its management, as well as for supervising compliance with applicable laws, rules and regulations. The Board exercises oversight over UBS Group AG and its subsidiaries and is responsible for ensuring the establishment of a clear Group governance framework to ensure effective steering and supervision of the Group taking into account the material risks to which the Group and its subsidiaries are exposed.

5.3	Ultimate responsibility	The Board has ultimate responsibility for the success of the Group and for delivering sustainable shareholder value within a framework of prudent and effective controls. It decides on the Group’s strategy and the necessary financial and human resources upon recommendation of the Group CEO and sets the Group’s values and standards to ensure that its obligations to shareholders and other stakeholders are met.

5.4	Strategy and financial success

The Board’s ultimate responsibility for strategy and financial success includes in particular:

(i) deciding the strategy of the Group upon recommendation of the Group CEO, taking into account the proposals and alternatives presented;

(ii)  approving the risk management and control framework of the Group, including the overall risk appetite of the Group and BDs;

(iii)  deciding whether the Group should enter substantial new business areas or exit an existing business area, in cases where the entry or exit is not covered by the current approved strategic framework; and

(iv) approving major acquisitions, mergers, disposals or capital expenditure, including decisions on major changes to the company and Group structure, major changes in Significant Group Entities, and other projects of strategic importance for the Group.

5.5	Finance

With respect to the ultimate responsibility for the financial situation, the Board has in particular the following duties:

(i) approving the applicable accounting standards and financial control frameworks, as well as significant changes to them;

(ii)  annually reviewing and approving the three-year strategic plan and one-year operating plan of the Group, including the financial objectives and a capital allocation framework, as well as the capital and liquidity plans;

(iii)  annually reviewing and approving the Group ICAAP;

(iv) reviewing and approving the annual financial statements of UBS Group AG; and

(v)   reviewing and approving the consolidated annual and quarterly financial statements, as well as the consolidated annual report of the Group prior to its submission to the AGM.

5.6	Organization

The Board is responsible for establishing an appropriate business organization, including in particular:

(i) approving and regularly reviewing the governance principles and the management structures as set out herein;

(ii)  appointing and removing GEB members, the Group Company Secretary and the Head Group IA and reviewing their performance;

(iii)  overseeing the effectiveness of the business organization and management information system implemented by the GEB;

(iv) supervising the internal control system;

(v)   approving the charter for Group IA and monitoring Group IA; and

(vi) approving the compensation and benefits principles of the Group.

5.7	Meetings of shareholders	The Board has a duty to convene AGMs and EGMs, prepare the agenda for such meetings and implement resolutions adopted by the shareholders.

5.8	Loss of equity	In case of financial difficulties or insufficient equity, the Board must undertake all steps required under applicable law.

5.9	Delegation

Within the limits of applicable law, regulations and the AoA, the Board may delegate part of its responsibilities and authorities to:

(i) the Committees;

(ii)  individual Board members;

(iii)  the GEB; and

(iv) individual GEB members.

5.10	Advice from third parties	The Board and the Committees may, in performing their duties, take advice from third parties.

6	Meetings

6.1	Number of meetings	The Board meets as often as business requires, and at least six times a year.

6.2	Convening meetings	Board meetings are convened by the Chairman. Upon written request, including reasons, of any Board member or the Group CEO addressed to the Chairman, he shall convene a Board meeting in accordance with sections 6.3 and 6.4.

6.3	Invitation	The Chairman or, if absent, one of the Vice Chairmen invites the Board members to the Board meetings in writing (including by e-mail or other electronic means).

6.4	Agenda and notice period

The invitation contains the agenda and must be sent to Board members and other attendees as a rule at least five business days prior to the date of the Board meeting together with all necessary supporting material. In exceptional cases, supporting material may be sent later to allow the Board to receive the latest available information. This applies in particular to updates on financial data.

In time-critical cases (as determined at the Chairman’s discretion), a Board meeting may be held and the supporting material may be sent at shorter notice.

6.5	Chair	Board meetings are chaired by the Chairman or, if absent, by one of the Vice Chairmen or, in their absence, by the SID or, in their absence, by another Board member selected by the Board members present.

6.6	Attendees

The Board may hold Board meetings as determined by the Chairman:

(i) with or without the participation of the Group CEO and all or some of the other GEB members; and

(ii)  with the participation of other persons, who are invited to attend.

6.7	Meetings of independent Board members	At least twice a year, the SID holds a meeting of the independent Board members without the participation of the Chairman.

6.8	Meeting format	Board meetings may be held in person or by audio or video conference.

6.9	Minutes of Board meetings	The minutes (including the annexes as presented to the Board) contain all Board resolutions made and reflect in a general manner the considerations that led to the decisions made. Dissenting opinions of and votes cast by Board members must also be reflected in the minutes.

6.10	Form of minutes, inspection rights	The minutes must be signed by the Board member chairing the meeting (in accordance with section 6.5) and the Group Company Secretary and must be made available for review prior to the next Board meeting at which these shall be approved. Board members are entitled to examine the minutes of any Board meeting at any time.

7	Resolutions

7.1	Quorum of attendance	The presence of either the Chairman, one of the Vice Chairmen or the SID, as well as the majority of the Board members, is required to pass valid Board resolutions. If this quorum is not present, the Chairman can seek a circular resolution of the Board (see section 7.4). No such quorum is required for decisions confirming, implementing and amending resolutions relating to capital increases (article 23(2) of the AoA).

7.2	Quorum of resolutions, decisive vote	Board resolutions are passed by an absolute majority of the votes of Board members present; in case of a tie, the Chairman’s vote is decisive (article 23(1) of the AoA).

7.3	Resolutions on items not on agenda	If time-critical matters arise after a Board meeting has already been convened, such matters may be discussed at the Board meeting and Board resolutions made if a majority of all Board members present agree. If feasible, a revised agenda will be sent to all Board members prior to the meeting. Absent Board members are informed of the resolution made after the Board meeting.

7.4	Circular resolutions

Board resolutions may be passed in writing (including by e-mail or other electronic means) if no material discussions are required, the matter is time-critical or has been prediscussed. A proposal for a circular resolution must be communicated to all Board members and is only deemed to have passed if:

(i) more than two-thirds of all Board members cast a vote or give written notice that they abstain; and

(ii)  an absolute majority of all Board members participating in this circular resolution approve the proposed resolution; and

(iii)  no Board member requests a Board meeting in relation to the subject matter of the proposed Board resolution within three business days of receiving notice of the proposal.

7.5	Effect of circular resolutions	A circular resolution is as binding as a Board resolution adopted at a Board meeting and must be recorded under a separate heading in the Board minutes prepared pursuant to sections 6.9 and 6.10 for the next Board meeting.

8	Information rights

8.1	Right of information	Board members have the right to access all information concerning the business and the affairs of the Group as may be necessary or helpful for them to fulfill their duties as Board members.

8.2	Request for information during Board meetings	At Board meetings, any Board member is entitled to request information on any matter relating to the Group regardless of the agenda, and the Board or GEB members present must provide such information to the best of their knowledge.

8.3	Request for information outside of Board meetings	Should a Board member require information or wish to review documents outside a Board meeting, such request must be routed through the Group Company Secretary and addressed to the Chairman.

8.4	Request for information outside of Committee meetings	Should a Chairperson require information or wish to review documents outside a Committee meeting, they can, within the range of responsibilities of their Committee, address their request to a member of the GEB directly, to Group IA or to external auditors. The Chairman and the Group CEO must be informed as appropriate.

9	Self-assessment

9.1	Board self-assessment	At least annually, on the basis of an assessment conducted by the GNC (which includes an appraisal by an external expert at least every three years), the Board reviews its own performance, as well as the performance of each of the Committees. Such a review seeks to determine whether the Board and the Committees function effectively and efficiently.

9.2	Performance evaluation	The GNC also arranges a performance evaluation for the Chairman. In light of the annual performance evaluation, the Board must consider whether any changes should be made to the membership of the Board or Committees.

10	Chairman

10.1	Election	The Board proposes the Chairman who in turn is elected by shareholders at the general meeting.

10.2	In general	The Chairman promotes the highest standards of corporate governance for the Group as well as the highest standards of integrity and probity within the Group.

10.3	Management of the Board and the Board meetings

The Chairman leads the Board, in this regard he has in particular the following responsibilities:

(i)  to call Board meetings and set their agenda;

(ii)  to coordinate the tasks within the Board and together with the Chairpersons the work of all Committees;

(iii)   to ensure that Board members receive accurate, timely, clear and necessary material and information to enable the Board and its Committees to make sound decisions, monitor the management of the Group effectively and promote the success of the Group;

(iv) to manage the Board, its meetings and resources to ensure its effectiveness by balancing the time allocated to its strategic and supervisory functions, as well as ensuring sufficient time is allowed for discussion of complex or contentious matters and arranging, if necessary, informal meetings among Board members;

(v)   to encourage active engagement by all Board members in all matters concerning the Board;

(vi) to ensure that Board resolutions are accurate in form and content and that they are implemented properly;

(vii)  to build, together with the GNC, an effective and highly complementary Board with an appropriate balance of skills and experience, and to initiate changes in and planning Board succession and appointments;

(viii)  to ensure the operation of a clear Committee structure;

(ix) to provide guidance to other Board members about what is expected of them and take into full account their issues and concerns; and

(x)   to consider and address, together with the GNC, the development needs of individual Board members and the Board as a whole to ensure the necessary depth and breadth of knowledge and experience and to enhance the effectiveness and efficiency of the Board as a team through the establishment of an induction program for new Board members and a satisfactory ongoing training and education program for existing Board members, and organize, together with the GEB members, an annual seminar on the Group’s strategy.

10.4	Shareholders’ meetings	The Chairman ensures that the Board convenes the AGMs and EGMs and that it prepares, and decides on, proposals to be made to the shareholders. In accordance with article 13 of the AoA, the Chairman presides over the AGMs and EGMs and ensures that the Board implements resolutions adopted at the AGMs and EGMs insofar as permitted by law.

10.5	External communication

The Chairman, together with the Group CEO, undertakes responsibility for UBS’s reputation, is further closely involved in and responsible for ensuring effective communication with shareholders and stakeholders, including government officials, regulators and public organizations. The Chairman maintains close contact with the Group’s principal regulators.

The Chairman is the primary representative of the Board and, together with the Group CEO, of the Group with the media. Other Board members may only discuss Group matters with the media with the approval of the Chairman. The SID ensures communication with those shareholders who wish to conduct discussions with an independent Board member.

10.6	Relationship with Board and GEB	The Chairman establishes and maintains close and constructive working relationships with and promotes open communication between the Board and the Group CEO and the other GEB members, providing advice and support to them while respecting that executive management responsibility is delegated to the GEB. Where appropriate, the Chairman ensures effective challenge of the Group CEO and the GEB by the Board and the Committees and fosters ongoing and effective monitoring of performance.

10.7	Further responsibilities and authorities	Further details of the responsibilities and authorities delegated to the Chairman are set out in the annexes to these ORs.

11	Vice Chairmen and Senior Independent Director

11.1	Appointment	The Board appoints one or more Vice Chairmen and a SID. Both offices may be held by the same person. If the Board appoints more than one Vice Chairman, one of them must be independent. The Vice Chairmen support the Chairman with the responsibilities and authorities outlined herein.

11.2	Responsibilities and authorities of each Vice Chairman

Each of the Vice Chairmen is required to:

(i) lead the Board in the absence of the Chairman;

(ii)  provide support and advice to the Chairman; and

(iii)  undertake such specific additional duties or functions as the Board may entrust to him from time to time.

11.3	Responsibilities and authorities of the SID

The SID is required to:

(i) create an appropriate information flow and communication system among the independent Board members;

(ii)  collect and relay any issues or concerns of independent Board members to the Chairman;

(iii)  handle communication on behalf of the independent Board members and facilitate communication, where appropriate, between shareholders and independent Board members; and

(iv) be available to act as a point of contact for shareholders and stakeholders who wish to conduct discussions with an independent Board member, including with concerns that have not been resolved or are not raised through the normal channels.

Further responsibilities and authorities of the SID follow from sections 6.7, 10.5 and 15.9.

12	Group Company Secretary

12.1	Appointment and function	At the constitutional meeting of the Board, the Board appoints a Group Company Secretary, who acts as secretary to the Board and its Committees.

12.2	Responsibilities and authorities	The Group Company Secretary prepares the agenda for each Board meeting, keeps the Board minutes and the Committees’ minutes, and assists the Board and its members in coordinating and fulfilling their duties. In accordance with section 8.3, the Group Company Secretary coordinates requests for information from the members of the Board outside of Board meetings and informs the Group CEO of such requests as appropriate.

12.3	Staff and reporting	The Group Company Secretary manages the staff supporting the Board and its Committees and reports to the Chairman.

12.4	Official documents	The Group Company Secretary is responsible for keeping UBS Group AG’s official company documents and records including their certification.

13	Board Committees

13.1	Permanent and other Committees	The Board establishes the AC, the Compensation Committee, the CCRC, the GNC and the RC as permanent Committees. The Board may set up other Committees, including ad hoc Committees, if deemed appropriate or necessary.

13.2	Appointment and election	From among its members, the Board appoints the Committee members and the respective Chairpersons. The Compensation Committee members are proposed by the Board and in turn elected by shareholders at the general meeting.

13.3	Responsibilities and authorities	Based on articles 25 and 27 of the AoA, the Board delegates certain responsibilities and authorities to the Committees pursuant to the annexes to these ORs. The overall responsibility for such delegated competences remains with the Board.

Group Executive Board

14	Delegation

14.1	Delegation of management	The Board delegates the executive management of the Group as set out in section 2.1(ii).

14.2	Further delegation by the GEB	The Group CEO and the GEB may further delegate certain responsibilities and authorities within the Group and may empower further delegation of such responsibilities and authorities. Such delegations must be in writing, and clear rules on responsibilities, authorities and accountabilities must be established. Specific responsibilities and authorities delegated by the GEB to a committee of the GEB will be set forth in a resolution adopted or a charter approved by the GEB.

14.3	Time-critical matters	The GEB will establish arrangements to ensure that decisions are made in a time-critical business matter, should the responsible GEB member be unable to act.

15	Group Executive Board

15.1	Composition and appointment	Under the leadership of the Group CEO, the GEB is comprised of the members detailed in sections 16 to 23 of these ORs and such further GEB members as appointed by the Board upon proposal of the Group CEO.

15.2	Responsibilities and authorities	Under the leadership of the Group CEO, the GEB has executive management responsibility for the steering of the Group and its business. It develops the strategies for the Group, the BDs and GF, and implements the Board-approved strategies. The GEB develops, implements and maintains an appropriate and adequate business organization designed to ensure compliance with applicable laws and regulations and an appropriate management information system.

15.3	GEB as risk council	The GEB acts as the risk council of the Group. It has overall responsibility for establishing and implementing risk management and control in the Group. It manages the risk profile of the Group as a whole as determined by the Board and the RC and manages the Group’s reputation. The GEB determines its requirements for risk reporting, including improvements and changes to the reports, and receives periodic updates on risk data limitations.

15.4	Preparation of Board decisions	Where proposals for decisions must be made to the Board, the GEB prepares such proposals and supports the Board in its decision-making process.

15.5	Group ALCO as a committee of the GEB	The GEB is responsible for managing the Group’s assets and liabilities in line with the Group strategy, risk appetite, regulatory commitments and interests of shareholders and other stakeholders. For this purpose, the GEB has established the Group ALCO pursuant to section 14.2. Further details, specific responsibilities and authorities delegated by the GEB to the Group ALCO are set forth in its terms of reference.

15.6	Further duties	The GEB is furthermore responsible for all management matters not reserved under the AoA or the ORs to any other person or Corporate Body.

15.7	Meetings, agenda and notice period	The GEB meets at least once every month or as appropriate. The agenda must be sent to the GEB members at least five calendar days prior to the date of the GEB meeting together with all necessary supporting material. In time-critical cases, a GEB meeting (called by the Group CEO as required or at the request of one GEB member addressed to the Group CEO) may be held and the supporting material may be sent on shorter notice. GEB meetings are chaired by the Group CEO or, if absent, by the nominated deputy CEO. GEB meetings may be held in person or by audio or video conference.

15.8	Quorum of attendance	The presence, either in person or by audio or video conference, of a majority of the GEB members is required to pass valid GEB resolutions.

15.9	Quorum of resolutions	The resolutions of the GEB are passed by the majority of the votes of the GEB members present. The Group CEO has the power to overrule any GEB resolution. If the Group CEO exercises this power, he must inform the Chairman and the SID as well as the GEB immediately.

15.10	Minutes of GEB meetings	Minutes are taken of all GEB meetings. They contain all resolutions made by the GEB. The minutes are sent to all GEB members and to the Chairman. Board members may inspect the GEB minutes in accordance with section 8. Section 6.10 applies mutatis mutandis to the GEB minutes.

15.11	Circular resolutions	With respect to circular resolutions of the GEB, sections 7.4 and 7.5 apply mutatis mutandis.

15.12	Matters requiring immediate attention	With regard to matters which require immediate attention, and if it is not feasible to convene an audio or video conference or to proceed by circular resolution within the time available, the Group CEO may, together with two other GEB members, make decisions, which have the effect of GEB resolutions. GEB members who could not be reached in time must be informed together with the Chairman as soon as possible. Section 7.5 applies mutatis mutandis to such resolutions.

15.13	Assessment	At least annually, the Group CEO assesses the performance of the GEB. Such a review seeks to determine whether the GEB functions effectively and efficiently. In light of the annual assessment, the Group CEO must consider whether any changes should be made to the composition of the GEB.

15.14	Further duties of GEB members	In addition to the responsibilities for each GEB member set out below, further details of the responsibilities and key authorities delegated to the GEB members are set out in the annexes to these ORs and the relevant Business Regulations or terms of reference.

16	Group Chief Executive Officer

16.1	Appointment	The Group CEO is appointed by the Board upon proposal of the Chairman and the GNC.

16.2	Function, substitution	The Group CEO is the highest executive officer of the Group and has responsibility and accountability for the management and performance of the Group. The Group CEO nominates a deputy CEO from within the GEB, who is confirmed by the Board. The deputy CEO shall temporarily exercise all responsibilities and authorities if the Group CEO should be incapacitated or unavailable to exercise the function as Group CEO.

16.3	Main responsibilities and authorities

The Group CEO sets the business and corporate agenda, ensures sound and timely decision-making and controls the implementation of decisions made. The Group CEO is in particular responsible for the following:

(i) ensuring the GEB fulfills its tasks and assumes its responsibilities;

(ii)  ensuring alignment of the individual GEB members to the business and corporate agenda;

(iii)  planning succession at GEB level;

(iv) supporting and advising senior management, as well as fostering an integrated entrepreneurial leadership spirit across the Group;

(v)   assuming a leading role in preparation of strategy, risk, compensation and governance principles for the Board’s consideration; and

(vi) together with the Chairman, undertaking responsibility for UBS’s reputation and ensuring effective communications with shareholders and stakeholders (see also section 10.5).

16.4	Further responsibilities and duties	In addition to the responsibilities outlined in section 16.3, the Group CEO has responsibility for management and control of the Group CEO Functions.

16.5	Right to overrule decisions	The Group CEO has an all-encompassing right to information about and examination of all matters handled in the business. He has the power to overrule any decisions made by any management body, including any resolution by the GEB (see section 15.9).

16.6	Reporting to the Board

The Group CEO ensures that the Chairman and the Board are kept informed in a timely and appropriate manner on all matters falling within the scope of their responsibilities, as well as important business developments, issues or decisions taken by the GEB in particular with regard to matters which may have a material financial, operational or reputational impact on the Group.

Further, the Group CEO (either personally or through any other GEB member) regularly informs the Board on:

(i) key performance indicators and other relevant financial data of the Group;

(ii)  existing and emerging risks, issues and mitigating measures;

(iii)  updates on developments in important markets and on peers; and

(iv) information on all issues which may affect the supervisory or control function of the Board.

16.7	Reporting by GEB members	Each member of the GEB detailed in sections 17 to 23 below reports directly to the Group CEO and shall inform the Group CEO or GEB as appropriate of material matters and key developments within the scope of their responsibilities. The Group Functional Heads have an obligation to advise the Chairman and relevant Committees on significant issues arising in the field of their responsibilities.

17	Group Chief Financial Officer

17.1	Responsibilities and authorities

The Group CFO has in particular the following responsibilities:

(i) managing the Group’s financial accounting, controlling, forecasting, planning and reporting processes;

(ii)  ensuring transparency in and assessing the financial performance of the Group and the BDs;

(iii)  developing the Group’s inorganic strategy in collaboration with the GEB and supporting GEB members in mergers and acquisitions, as well as equity investment topics, by monitoring the progress of key inorganic growth initiatives;

(iv) managing and controlling the Group’s tax affairs, treasury and capital management, including funding and liquidity risk, and regulatory capital ratios;

(v)   ensuring asset and liability management by balancing consumption of the Group’s financial resources;

(vi) consulting with the AC to make proposals to the Board regarding the standards for accounting to be adopted by UBS Group AG and the Group and defining the standards for financial reporting and disclosure;

(vii) managing relations with analysts and investors in coordination with the Group CEO;

(viii)under the supervision of the AC, coordinating the working relationships with the external auditors; and

(ix) managing the function “Group Finance”.

18	Group Chief Digital and Information Officer

18.1	Responsibilities and authorities

The Group CDIO has in particular the following responsibilities:

(i) formulating the approach, objectives, financial and execution plans for the Group CDIO area in support of the BDs and GF;

(ii)  driving Group-wide digitalization, delivering IT services, tools and infrastructure, including cyber protection and IT security, in line with the needs of the BDs and GF;

(iii)  overseeing the prioritization of the technology enabled change initiatives;

(iv) directing and governing all IT development and engineering management activities;

(v)   supplying real estate infrastructure and general administrative services to the Group;

(vi) directing and controlling all supply and demand management activities, supporting the Group with its third-party risk and sourcing strategies and managing the Group’s near-/ offshore, outsourcing and supplier-related processes;

(vii) delivering shared operational services, maintaining and overseeing the Group’s crisis management operations and providing Group-wide data governance; and

(viii)managing the function “Group CDIO”.

19	Group Chief Risk Officer

19.1	Responsibilities and authorities

The Group CRO has in particular the following responsibilities:

(i) the development of the Group’s risk management and control framework (including risk principles and risk appetite)for the credit, market, country, liquidity, funding, model, and environmental and social risk categories, as well as the implementation of independent control frameworks for these risk categories, on the basis of and in accordance with the framework approved by the Board, including:

(a)   risk measurement, aggregation, portfolio controls and risk reporting; and

(b)   taking decisions on transactions, positions, exposures, portfolio limits and allowances in accordance with the risk control authorities delegated to the Group CRO;

(ii)  monitoring and challenging the Group’s risk-taking activities for the risk categories under Group CRO responsibility; and

(iii)  managing the function “Group Risk Control”.

20	Group General Counsel

20.1	Responsibilities and authorities

The Group GC has in particular the following responsibilities:

(i) managing the Group’s legal affairs and ensuring effective and timely assessment of legal matters impacting the Group or its businesses;

(ii)  providing the legal advice required by the Group;

(iii)  management and reporting of all litigation and other significant contentious matters, including all legal proceedings, that involve UBS; and

(iv) managing the function “Group General Counsel”.

21	Group Chief Compliance and Governance Officer

21.1	Responsibilities and authorities

The Group CCGO has in particular the following responsibilities:

(i) developing the Group’s risk management and control framework (including taxonomies and risk appetite) for non-financial risks as well as implementing the independent control frameworks for these risks;

(ii)  developing the Group’s governmental policy and regulatory approach;

(iii)  coordinating external governmental and regulatory relations and overseeing important regulatory matters, including key regulatory change programs across the Group;

(iv) managing the firm’s new business governance process;

(v)   developing global and local recovery and resolution plans and defining adequate resolvability improvement measures;

(vi) developing the Group’s organization and legal entity structure, as well as corporate governance standards;

(vii) governing the Group’s internal and external investigations portfolio and performing important investigations; and

(viii)managing the function “Group Compliance, Regulatory & Governance”.

22	Regional Presidents

22.1	Responsibilities and authorities

The Regional Presidents have in particular the following responsibilities:

(i) cross-divisional collaboration;

(ii)  representing the Group to the broader public in their region;

(iii)  providing input to and facilitating the implementation of the Group’s strategy; and

(iv) for Significant Group Entities, Significant Regional Entities and Significant Branches, the Regional Presidents assume responsibility for certain entity governance processes.

22.2	Reporting obligation	The Regional Presidents shall inform the relevant GEB member of any activities and issues that may give rise to actual or potential material regulatory or reputational concerns and of other relevant matters within the scope of their responsibilities.

23	Divisional Presidents

23.1	Responsibilities and authorities

The Divisional Presidents have in particular the following responsibilities:

(i) proposing BD strategies in line with the Group strategy taking into account input from the Regional Presidents;

(ii) the operation and management of their BD;

(iii) controlling and administering the dedicated financial resources, risk appetite, people and infrastructure of the BD;

(iv) collaborating with the Regional Presidents to support them in the exercise of their competences with regard to certain key entity governance processes; and

(v) the success, risks, results and value of their BD.

They are further accountable for the front-to-back control environment of the respective BD and are supported by the Group Functional Heads, who are accountable for confirming end-to-end completeness and effectiveness of the respective Group Function.

Group Internal Audit

24	Scope, responsibilities, authorities and reporting

24.1	Scope	Group IA is the internal audit function for the Group.

24.2	Responsibilities

Group IA independently, objectively and systematically assesses the:

(i) soundness of the Group’s risk and control culture;

(ii)  reliability and integrity of financial and operational information, including whether activities are properly, accurately and completely recorded, and the quality of underlying data and models; and

(iii)  design, operating effectiveness and sustainability of:

(a)   processes to define strategy and risk appetite, as well as the overall adherence to the approved strategy;

(b)   governance processes;

(c)   risk management, including whether risks are appropriately identified and managed;

(d)   internal controls, specifically whether they are commensurate with the risks taken;

(e)   remediation activities; and

(f)   processes to comply with legal and regulatory requirements, internal policies, and the Group’s constitutional documents and contracts.

Group IA also conducts special audits at the request of the AC or other Board members, Committees or the Group CEO in consultation with the AC.

24.3	Charter	Details of the role, responsibilities and authorities of Group IA are set out in the charter for Group IA. The charter is approved by the Board on the recommendation of the Chairman and the AC.

24.4	Access rights	Group IA possesses unrestricted auditing rights within the Group; it has access at all times to all accounts, books, records, systems, property and personnel to fulfill its auditing responsibilities. The Head Group IA has open, direct and unrestricted access to the Chairman, the RC and the AC, as well as to the Group CEO.

24.5	Independence	Group IA is independent in determining its activities, in particular when defining audit scope and executing audit engagements. Group IA reports are not subject to any instructions or restrictions, and its authority to audit is unrestricted.

25	Head Group IA

25.1	Reporting	The Head Group IA reports directly to the Chairman. In addition, the Head Group IA has a functional reporting line to the AC in line with the responsibilities of the AC as set forth in the AC charter. The Head Group IA must inform the AC of the results of the annual internal audit plan and the status of annual internal audit objectives and must be in regular contact with the AC.

25.2	Appointment	The Head Group IA is appointed by the Board based on the proposal of the Chairman and the AC.

25.3	Responsibilities

The Head Group IA is responsible for:

(i) maintaining and developing a professional audit team with sufficient knowledge, skills and experience to meet the requirements of these ORs, the audit charter, future challenges and emerging risks;

(ii)  developing an annual audit plan based on an annual risk assessment;

(iii)  continuously considering the firm’s risk profile and audit universe;

(iv) reviewing and assessing the audit plan at least quarterly as well as implementing the approved annual audit plan (including any changes and special projects)and covering the audit universe in a risk-based audit cycle, in accordance with the budget and resource plan approved by the AC;

(v)   delivering assurance over the effective and sustainable remediation of issues, taking a risk-based approach;

(vi) issuing quarterly governance and annual activity reports which provide an overview of significant audit results and other key developments;

(vii) coordinating the scope of Group IA’s work with external auditors to provide optimal audit coverage;

(viii)maintaining effective relationships with UBS’s regulators; and

(ix) leveraging Group IA’s audit results with the activities of other control functions within UBS, while maintaining independence.

Special provisions

26	Authority to sign

26.1	In general	Signing in the name of UBS Group AG requires two authorized signatures to be binding. The Board shall designate those persons authorized to sign on behalf of UBS Group AG.

26.2	Signing authority rules	The Board issues signing authority rules, specifying details and principles, including the scope of signature authorities and possible extensions, exceptions to the joint signature authority principle, and the possibility for signatories of UBS Entities to sign on behalf of UBS Group AG. In addition, UBS Entities establish their own rules, according to mandatory provisions of local law, rules and regulations.

27	Form of signature

27.1	Signature form	All authorized signatories sign by adding their signature to the name of the legal entity on whose behalf they act.

28	Conduct of Board and GEB members

28.1	Duty of care and loyalty	Each member of the Board and the GEB is under a duty to carry out their responsibilities with due care and to safeguard and further the interests of UBS and of all of its shareholders.

28.2	Conflicts of interest	The Board and GEB members must arrange their personal and business affairs, including their affairs with regard to a related person or company, so as to avoid, as much as possible, an actual, perceived or potential conflict with the interests of the Group.

28.3	Disclosure of conflict of interest	Each Board member must disclose to the Chairman, and each GEB member must disclose to the Group CEO, any conflict of interest generally arising or relating to any matter to be discussed at a meeting, as soon as the Board or GEB member becomes aware of its existence.

28.4	Procedural measures

Unless exceptional circumstances dictate that in the best interests of UBS, a Board or GEB member with a conflict of interest shall not participate in the discussions and decision-making involving the interest at stake, the Board or GEB member with a conflict of interest shall participate in discussions and:

(i) a double vote (a vote with and a vote without the conflicted individual) shall take place;

(ii)  a binding decision on the matter requires the same outcome in both votes;

(iii)  the Chairman or the Group CEO must advise the respective Corporate Body of the conflict of interest; and

(iv) the existence of the conflict must be recorded in the meeting minutes.

In the event of doubt, the Chairman or the Group CEO shall request the respective Corporate Body to determine whether a conflict of interest or exceptional circumstances exist.

Further, section. 2.5 applies where GEB members have additional reporting lines within legal entities of the Group

28.5	Duty of confidentiality	Except for information already in the public domain, each Board and GEB member shall handle all information relating to the Group learned during the performance of their duties with the utmost discretion at all times. Such information may only be disclosed to third parties with prior written clearance from the Chairman or the Group CEO. This obligation and duty continues even after the term of office of the Board or GEB member has expired for as long as the relevant information remains confidential.

28.6	Benefits of Board and GEB members

If a Board or a GEB member becomes aware of the fact that they may receive a financial or non-financial benefit other than any salary, remuneration or other benefit from UBS, as a result of employment within the Group, that person must:

(i) promptly inform the Board, in the case of a Board member or the Group CEO; and

(ii)  promptly inform the Group CEO, in the case of a GEB member other than the Group CEO.

29	Entry into force, amendments

29.1	Entry into force	These ORs replace the former regulations of 20 July 2022 governing the internal organization of UBS Group AG and come into effect on 1 January 2023, based on a Board resolution of UBS Group AG dated 8 December 2022.

29.2	Amendments	These ORs may be amended by the Board only with the approval of FINMA.

Annex A – Organizational chart of UBS Group AG

Organizational chart of UBS Group AG

Annex B – Charter of the Committees of the Board

Contents

Introduction
1 Basis and purpose	26

Membership and constitution
2 Number of Committee members, their independence and knowledge	27
3 Constitution	27

Responsibilities and authorities
4 Delegation of responsibilities and authorities	28
5 Audit Committee	28
6 Compensation Committee	29
7 Corporate Culture and Responsibility Committee	30
8 Governance and Nominating Committee	31
9 Risk Committee	32
10 Further responsibilities and authorities	33
11 Delegation to a member or subcommittee	33
12 Information rights	33
13 Meeting with third parties	34

Meetings and resolutions of the Committees
14 Meetings	35
15 Resolutions and information rights	35

Reporting
16 Regular reporting	36
17 Special reporting	36

Special provisions
18 Confidentiality	37
19 Self-assessment and adequacy review	37

Introduction

1	Basis and purpose

1.1	Basis	This Committees’ charter is enacted by the Board pursuant to articles 716–716b CO, articles 25 and 27 of the AoA and sections 5.9 and 13.3 of the ORs.

1.2	Purpose

The purpose of this Committees’ charter is to set out the objectives, composition and responsibilities of the permanent Board Committees, being:

(i) the Audit Committee;

(ii)  the Compensation Committee;

(iii)  the Corporate Culture and Responsibility Committee;

(iv) the Governance and Nominating Committee; and

(v)   the Risk Committee.

Membership and constitution

2	Number of Committee members, their independence and knowledge

2.1	Minimum number of Committee members	Each Committee must have at least three Committee members.

2.2	Independence

Each Committee must consist of members of the Board who:

(i) with respect to the Compensation Committee, are all independent as defined by section 3.2 of the ORs;

(ii)  with respect to the GNC and CCRC, are independent, in a majority, as defined by section 3.2 of the ORs;

(iii)  with respect to the AC, fulfill the independence criteria set out in sections 2.3 and 2.4 of this Committees’ charter; and

(iv) with respect to the RC, are independent, in a majority, as defined by section 3.2 of the ORs and fulfill the independence criteria set out in section 2.4 of this Committees’ charter.

At least one member of the RC must also be a member of the Compensation Committee.

2.3	Special independence rules for AC members	In addition to the independence criteria set out in section 3.2 of the ORs, each AC member must meet the requirements set forth in rule 10A-3 of the Securities Exchange Act of 1934 and the New York Stock Exchange rules.

2.4	Special rules for AC and RC members

Each AC and RC member must:

(i) not be an affiliated person of UBS; for the avoidance of doubt, serving as a member of the Board of a subsidiary of UBS Group AG or an affiliated company of the Group and receiving remuneration for such activity does not, of itself, make an AC or an RC member an affiliated person; and

(ii)  not receive any consulting, advisory or other compensatory fees from UBS or any of its affiliated persons other than in their capacity as a Board member or a Committee member.

Each AC member must not serve on the audit committee of more than two other public companies, unless the Board has made a determination that such AC member or prospective AC member has the availability to properly fulfill their duties with UBS.

2.5	Special rules for GNC members	At least one of the Vice Chairmen and/or the SID is a member of the GNC.

2.6	Knowledge	Committee members must have the necessary knowledge and experience to fulfill their functions.

2.7	Membership and presence of the Chairman	Generally, the Chairman or one of the Vice Chairmen chairs the GNC. The Chairman may, in consultation with the relevant Chairperson, attend the meetings of other Committees as a non-voting guest.

3	Constitution

3.1	Appointment and removal by the Board	The Chairperson and the Committee members, with the exception of the Compensation Committee members, are appointed pursuant to section 4.3 of the ORs, and the Board may remove any Committee member or any Chairperson at any time. Should a vacancy arise on any Committee, even if the minimum number of Committee members pursuant to section 2.1 of this Committees’ charter is still met, the Board may appoint the missing member from among its members for the remaining term of office.

Responsibilities and authorities

4	Delegation of responsibilities and authorities

4.1	In general	Pursuant to section 13.3 of the ORs, the Committees have the responsibilities and authorities set out in the annexes to the ORs.

5	Audit Committee

5.1	In general

The function of the AC is to support the Board in fulfilling its oversight duty relating to financial reporting and internal controls over financial reporting, the effectiveness of the external and internal audit functions, and the effectiveness of whistleblowing procedures.

Management is responsible for the preparation, presentation and integrity of the financial statements, while the external auditors are responsible for auditing financial statements. The AC’s responsibility is one of oversight and review.

5.2	Responsibilities and authorities

The AC’s responsibilities and authorities for UBS Group AG and the Group are to:

(i) Financial reporting:

(a)   monitor the integrity of the financial statements and any announcements related to financial performance, and review significant financial reporting judgements contained in them, before recommending their approval to the Board;

(b)   advise the Board on whether the annual report and financial statements, taken as a whole, are fair, balanced and understandable, and provide the information necessary for shareholders to assess the company’s position and performance, business model and strategy;

(c)   review the organization and completeness of the financial reporting process, including the Group’s internal control system and procedures as they relate to the integrity of the financial statements, taking into account the reports provided by the GEB, the external auditors, Group IA, regulators or other information as determined by the Committee to be appropriate;

(d)   review management’s SOX 404 report in relation to internal controls over financial reporting;

(e)   review significant accounting policies and practices and compliance with accounting standards; and

(f)   review arrangements for compliance with the Group’s legal, regulatory and other requirements (including tax matters) as they relate to the integrity of the financial statements or financial report;

(ii)  External audit:

(a)   oversee the Group’s relationship with and assess the qualifications, expertise, effectiveness, independence and performance of the external auditors and their lead audit partner; support the Board in reaching a decision in relation to the appointment, reappointment or dismissal of the external auditors and the rotation of the lead audit partner;

(b)   approve the engagement letter of the external auditors, including the scope of the audit and the fees and terms for the planned audit work;

(c)   oversee all audit and permitted non-audit services provided by the external auditors and establish such policies as the Committee deems appropriate;

(d)   annually review the external auditors’ summary of adjusted and unadjusted differences; and

(e)   review the regulatory audit plan and the results of regulatory audits;

(iii)  Group IA:

(a)   monitor and assess the effectiveness, independence and performance of the Head Group IA and Group IA;

(b)   approve Group IA’s annual audit plan and objectives including subsequent important amendments;

(c)   monitor Group IA’s discharge of its annual audit objectives; and

(d)   order special audits to be conducted either by Group IA or by mandating third parties and review and approve such requests from other Board members, Committees or the Group CEO;

(iv) Whistleblowing and investigations:

(a)   review the effectiveness of the firm’s whistleblowing policies and procedures and ensure that appropriate whistleblowing mechanisms are in place;

(b)   review on a quarterly basis the levels of new and pending whistleblowing cases and reports on complaints made regarding accounting, auditing or other matters;

(c)   review on a quarterly basis reports on internal investigations; and

(d)   conduct or direct any investigation, including the retention of external advisors and consultants (at UBS’s expense), as it considers necessary to discharge its responsibilities; and

(v)   Human Resources:

(a)   annually provide input on the performance of the Group CFO, Group GC, Group CRO and Group CCGO to the Group CEO; and

(b)   review and make recommendations to the Board regarding decisions relating to the hiring and dismissal of the Group CFO.

6	Compensation Committee

6.1	In general	The function of the Compensation Committee is to support the Board in its duties to set guidelines on compensation and benefits, to oversee implementation thereof, to approve certain compensation and to scrutinize executive performance.

6.2	Responsibilities and authorities

The Compensation Committee’s responsibilities and authorities are to:

(i) Group compensation strategy and principles:

(a)   periodically review the Group compensation strategy and principles and propose any material changes to the Board for approval; and

(b)   evaluate the effectiveness of pay for performance results across the Group;

(ii)  GEB performance targets and objectives:

(a)   propose, upon proposal of the Chairman, financial and non-financial performance targets and objectives for the Group CEO for approval by the Board;

(b)   review, upon proposal of the Group CEO, the performance framework for the other GEB members; and

(c)   inform the Board of the Group CEO’s financial and non-financial performance targets and objectives, as well as the performance framework for the other GEB members;

(iii)  GEB performance assessments:

(a)   propose, upon proposal of the Chairman, the Group CEO’s performance assessment for approval by the Board;

(b)   propose, upon proposal of the Group CEO, the performance assessments of the other GEB members for approval by the Board; and

(c)   inform the Board of the performance assessments of all GEB members, including the Group CEO;

(iv) Compensation framework and plans:

(a)   approve key features of the compensation framework and plans for the non-independent Board members and GEB members;

(b)   be informed of key features of the compensation framework and plans for employees other than GEB members;

(c)   approve key terms of any new or amended compensation plans or other compensation arrangements with a material financial, reputational or strategic impact or significant use of UBS Group AG shares;

(d)   be informed of key terms of any new or amended pension and benefit plans with a material financial, reputational or strategic impact;

(e)   approve the share ownership policy for GEB members;

(f)   propose, upon proposal of the Chairman, the remuneration/fee framework for independent Board members for approval by the Board; and

(g)   approve, upon proposal of the Chairman and Group CEO, the remuneration/fee frameworks for external supervisory board members of Significant Group Entities and be informed of remuneration/fee frameworks for external supervisory board members of Significant Regional Entities;

(v)   Compensation governance:

(a)   approve key terms for material individual variations to standard employment and termination agreements for non-independent Board members and, upon proposal of the Chairman, for the Group CEO and, upon proposal of the Group CEO, for other GEB members;

(b)   approve the engagement of and fees for any external advisors/consultants retained by the Compensation Committee; considering factors relevant to the advisors’ independence from management and any requirements under New York Stock Exchange listing standards prior to selecting, or receiving advice from any such advisor/consultant;

(c)   propose to the Board for approval the annual compensation report and approve other material public disclosures on UBS compensation matters;

(d)   approve the peer group framework used for non-independent Board and GEB members’ pay comparison purposes;

(e)   meet with the RC annually to ensure that the compensation framework supports appropriate risk awareness and management, as well as appropriate risk-taking; and

(f)   be informed of major regulatory developments, shareholder initiatives and best practices in executive compensation;

(vi) Other compensation competencies:

(a)   approve the total compensation for the Chairman and the non-independent Board members;

(b)   propose, upon proposal of the Chairman, the total compensation for the Group CEO for approval by the Board;

(c)   propose, upon proposal of the Group CEO, the individual total compensation for the other GEB members for approval by the Board;

(d)   approve, upon proposal of the Chairman, the total compensation for the Head Group IA, the Group Company Secretary and, upon proposal of the Group CEO, the total compensation for former GEB members for the first financial year after leaving the GEB;

(e)   propose, to the Board, for approval by the general meeting of the shareholders and subject to the relevant periods as outlined in the AoA:

a.   the maximum aggregate amount of compensation for the Board;

b.  the maximum aggregate amount of fixed compensation for the GEB; and

c.   the aggregate amount of variable compensation for the GEB;

(f)   For employees within the Group:

a.   approve the total individual compensation for the 50 highest-paid employees (excluding GEB members) at year-end compensation review;

b.  be informed of all employees with an annual total compensation of USD 3 million or more, and approve all employees with an annual total compensation of USD 5 million or more;

c.   be informed of or approve retention awards, severance payments, replacement awards and sign-on payments above internally defined thresholds, including commitments to compensate new hires; and

d.  approve the total individual compensation of certain employees based on additional regulatory requirements;

these approval authorities can be delegated to the Chairperson of the Compensation Committee;

(g)   be informed of business performance progress and other variables that impact the funding of the performance award pool; and

(h)   propose, upon proposal of the Group CEO, the final annual Group performance award pool to the Board for approval and approve, upon proposal of the Group CEO, the performance award pools for the BDs and GF.

7	Corporate Culture and Responsibility Committee

7.1	In general	The CCRC supports the Board in its duties to safeguard and advance the Group’s reputation for responsible and sustainable conduct. Its function is forward-looking in that it monitors and reviews societal trends and transformational developments and assesses their potential relevance for the Group. In undertaking this assessment, it reviews stakeholder concerns and expectations pertaining to the societal performance of UBS and to the development of its corporate culture. The CCRC’s function also encompasses the monitoring of the current state and implementation of the programs and initiatives within the Group pertaining to corporate culture and corporate responsibility including sustainability.

7.2	Responsibilities and authorities

The CCRC’s responsibilities and authorities are to:

(i) General:

(a)   monitor and advise the Board on current and emerging societal trends and developments of potential relevance for the Group;

(b)   review and assess the current state and implementation of the corporate culture and corporate responsibility programs and initiatives within the Group; and

(c)   monitor the consistent application of the behaviors of accountability with integrity, collaboration and innovation within UBS;

(ii)  Frameworks and regulations:

(a)   monitor and advise the Board on evolving external corporate culture and corporate responsibility regulations, standards and practices;

(b)   conduct the annual review process for the Code of Conduct and Ethics of UBS and make proposals for amendments to the Board; and

(c)   reaffirm UBS’s frameworks pertaining to the programs and initiatives outlined below on an annual basis;

(iii)  Strategy:

(a)   monitor the effectiveness of actions taken by UBS relating to the corporate culture and corporate responsibility regulations and policies, as well as the objectives of UBS;

(b)   support the GEB, if required, in the adjustment of processes pertaining to corporate culture and corporate responsibility;

(c)   approve Group Sustainability and Impact’s overall strategy and annual objectives;

(d)   reaffirm the Group’s memberships in organizations, as well as commitments with a sustainability and/or impact topic focus, on an annual basis; and

(e)   support a strong and responsible corporate culture firmly founded in a spirit of long-term thinking;

(iv) Programs and initiatives:

oversee UBS’s corporate culture and corporate responsibility programs and initiatives, including:

(a)   Group Sustainability and Impact;

(b)   three keys to success;

(c)   sustainable finance (including sustainable and impact investing);

(d)   client and corporate philanthropy;

(e)   environmental and social risk management;

(f)   climate strategy (including net zero commitment);

(g)   human rights (including modern slavery prevention);

(h)   in-house environmental management;

(i) responsible supply chain management;

(j) diversity, equity and inclusion;

(k)   client satisfaction;

(l) talent management;

(m) working environment; and

(n)   other evolving initiatives;

(v)   Reporting, communications and engagements:

(a)   advise the Board on the reporting of the Group’s corporate culture and corporate responsibility strategy and activities;

(b)   review and propose to the Board for approval the annual sustainability report including the relevant sections of the Group’s annual reporting;

(c)   provide oversight of the annual sustainability report related disclosures and the sustainability disclosure assurance audit process; and

(d)   monitor and review communications on corporate culture and corporate responsibility with stakeholders (including relevant organizations and sustainability rating and ranking bodies) and their effectiveness with regard to the reputation of the Group.

8	Governance and Nominating Committee

8.1	In general	The function of the GNC is to support the Board in fulfilling its duty to establish best practices in corporate governance across the Group, including conducting a Board assessment, establishing and maintaining a process for appointing new Board and GEB members, as well as for the annual performance assessment of the Board.

8.2	Responsibilities and authorities

The GNC’s responsibilities and authorities are to:

(i) Corporate governance:

(a)   address all significant corporate governance issues affecting the Group;

(b)   develop, maintain and review these ORs and make proposals to the Board for approval;

(c)   make recommendations to the Board concerning further corporate governance matters and practices;

(d)   review the corporate governance section of the Group’s annual report;

(e)   coordinate as required the work of the other Committees regarding corporate governance in their specific areas of expertise;

(f)   plan and manage proposals for changes in Board membership, taking into account factors including:

a.   the size and composition of the Board, as well as its Committees; and

b.  the skill mix, industry experience, diversity considerations and responsibilities of Board members;

(g)   annually review the Board members’ independence and present its assessment to the Board for approval;

(h)   approve mandates of Board and GEB members pursuant to articles 31 and 36 of the AoA and applicable internal policies; and

(i) approve the appointment of supervisory board members for Significant Group Entities upon proposal by the Group CEO and ensure the Chairperson of the respective Board Committee of UBS Group AG is consulted on the appointment of Chairpersons to equivalent committees for Significant Group Entities;

(ii)  annually review the Committees’ charter, taking into account best practices;

(iii)  Identification and nomination of new Board members:

(a)   develop, maintain and review principles and criteria regarding the recruitment and nomination of new Board members and Committee members, approve their existing mandates, assess their independence pursuant to section 3.2 of the ORs and provide specific proposals to the Board for approval;

(b)   review and propose new candidates for membership of the Board to be recommended for election by the shareholders at an AGM or EGM in accordance with selection criteria approved by the Board; and

(c)   manage a succession plan for Board and Committee membership;

(iv) Board education:

(a)   ensure the establishment of a satisfactory induction program for new Board members and a satisfactory ongoing training and education program for existing Board members and Committee members; and

(b)   maintain a list of trainings attended by individual Board members (maintained by the Group Company Secretary on behalf of the GNC);

(v)   Performance evaluation:

(a)   set the criteria for and oversee the annual assessment of the performance and effectiveness of the Chairman, the Board as a whole and each Committee;

(b)   conduct an annual assessment of the performance and effectiveness of the Chairman and of the Board as a whole (which includes an appraisal by an external expert at least every three years) , report to the Board the conclusions and recommendations and assess on a timely basis whether or not Board members are to be proposed for re-election by the AGM;

(c)   ensure that each Committee carries out and oversees a self-assessment of its performance and reports the conclusions and any recommendations for change to the Board; and

(d)   ensure that each Committee is subject to an external assessment every three years; and

(vi) Human resources:

supervise and approve, together with the Chairman, the succession planning for all GEB members and propose their appointment for approval by the Board (for this purpose, the GNC receives information from the Compensation Committee on its performance evaluation of the GEB members).

8.3	Responsibilities and authorities of the Vice Chairman and/or SID

In accordance with section 2.5 of this Committees’ charter, at least one of the Vice Chairmen and/or the SID is a member of the GNC. The respective GNC member is required:

(i) together with the GNC, to lead the Board in the ongoing monitoring and annual evaluation of the Chairman; and

(ii)  in conjunction with the Chairman and the GNC, to ensure good corporate governance, balanced leadership and control within the Group, the Board and the Committees.

9	Risk Committee

9.1	In general

The function of the RC is to oversee and support the Board in fulfilling its duty to set and supervise an appropriate risk management and control framework in the areas of:

(i) financial and non-financial risks; and

(ii)  balance sheet, treasury and capital management, including funding, liquidity and equity attribution.

The RC considers the potential effects of the aforementioned risks on the Group’s reputation.

9.2	Responsibilities and authorities

The RC’s responsibilities and authorities are to:

(i) Risk management and control:

(a)   review and propose to the Board the guiding principles and framework for risk management and control (including risk appetite, delegation of risk authorities and major risk limits)relative to UBS’s operations, assess management’s respective proposals and recommend any required changes to the Board;

(b)   review and approve the risk appetite methodology (including objectives and binding scenarios)relative to the Group’s activities and risk profiles, including allocation of responsibilities within the risk management and control framework;

(c)   review and propose to the Board the risk, capital, liquidity and funding, and balance sheet section of the annual report of the Group;

(d)   periodically assess the appropriateness of major policies and procedures adopted by the GEB relating to the risk management and control of significant risks;

(e)   review and make recommendations to the Board based on proposals from the GEB in relation to material risk limits and periodically review allocations and authority levels relating to those limits. Material risk limits include those relating to portfolios, concentrations, products, sectors or other categories relevant to the strategy, risk profile and risk capacity of UBS Group AG and the Group as approved by the Board;

(f)   review and approve the principal characteristics of the Group’s risk measurement framework (including changes thereto)used to identify, model, measure, monitor and report risks;

(g)   monitor and oversee the risk profile of UBS Group AG and the Group within the context of the Board-determined risk profile, risk capacity and limit structure;

(h)   systematically review high-risk areas of the Group and assess the effectiveness of the steps taken by the GEB to manage or mitigate such risks;

(i) review and assess the asset and liability management framework, including allocation of responsibilities, limits, capital allocation to BDs and GF, liquidity and funding;

(j) review regulatory framework reforms affecting areas within the scope of the RC’s mandate and recommend any required changes to the Board;

(k)   consider the Group’s strategy to deal with anticipated or existing high-level risks and assist the Board by reviewing and assessing management’s proposals in relation to strategy;

(l) review management’s proposals and as appropriate propose to the Board for approval a global recovery plan and global resolution strategy;

(m) review management’s assessments of UBS’s non-financial risk exposures and related risk-oriented activity plans;

(n)   periodically review material communications (including formal assessments)between UBS and its principal regulators;

(o)   review projects and remediation activities (as determined by the RC)undertaken by the management to address critical changes to the risk management/control environment; and

(p)   periodically meet with the Compensation Committee to ensure that the compensation framework appropriately reflects risk awareness and management, and ensures appropriate risk-taking;

(ii)  Risk reporting:

(a)   determine risk reporting requirements that allow for an effective oversight by the RC and communicate changes to report owners if reporting requirements are not met or change;

(b)   review risk reports, including reports from management that assess the likelihood of risks materializing, the monitoring of emerging trends via forecasts or stress tests, the adequacy and appropriateness of the internal controls to manage those risks and that contain agreed measures to reduce risks or deal with specific risk situations including stress situations; and

(c)   receive periodic updates on limitations that prevent full risk data aggregation in the risk reports; and

(iii)  Human Resources:

(a)   annually provide input on the performance of the Group CRO, Group CFO, Group GC and the Group CCGO to the Group CEO; and

(b)   review and make recommendations to the Board regarding decisions relating to the hiring and dismissal of the Group CRO and the Group CCGO.

10	Further responsibilities and authorities

10.1	Further responsibilities and authorities	The Board may entrust further powers and duties to the Committees by Board resolution.

11	Delegation to a member or subcommittee

11.1	Further delegation by the Committees	Each Committee may delegate some of its tasks to one of its members or to a subcommittee comprised of two or more of its members. Such delegations shall be recorded in the Committee’s minutes and the Chairman must be informed.

12	Information rights

12.1	Committees	In accordance with the procedure set out in section 8.4 of the ORs, each Committee may request any relevant information or special reports from any GEB member or Group IA on matters relating to its respective responsibilities set out in this Committees’ charter.

12.2	Committee members	For the information rights of each Board member, see section 8 of the ORs.

13	Meeting with third parties

13.1	Meeting with third parties	The Committees may, in performing their duties, take advice from and meet as a body with third parties. In consultation with the Group CEO, they may meet with regulators. The Chairperson shall inform the Chairman accordingly.

Meetings and resolutions of the Committees

14	Meetings
14.1	Number of meetings

Each Committee meets as often as its business requires, but at least:

(i) four times a year for the AC, the RC and the Compensation Committee; and

(ii)  twice a year for the CCRC and the GNC.

The AC and RC hold at least four joint meetings a year.

The Compensation Committee and RC periodically hold joint meetings.

14.2	Request, invitation, agenda, notice period, chair, and format	Committee meetings, including joint meetings, are called and held in compliance with the rules set out in the ORs (sections 6.2 to 6.5 and 6.8 of the ORs to be applied mutatis mutandis).

14.3	Presence of third parties at Committee meetings	Each Chairperson may, on their own motion or upon request of any Committee member or the Chairman, invite GEB members, as well as other persons, to attend Committee meetings. The Group CEO will be informed accordingly.

14.4	Special rules for the AC

The AC holds Committee meetings:

(i) normally with the participation of the Head Group IA, representatives of the external auditors, the Group CEO, the Group CFO, and the Group Controller and Chief Accounting Officer; and

(ii)  periodically, only with the participation of the Head Group IA, the external auditors, or with members of management, or a combination of any of the aforementioned.

14.5	Special rules for the CCRC	The CCRC normally holds Committee meetings with the participation of the Group CEO, the Head Group Sustainability and Impact, and the Chief Sustainability Officer.

14.6	Special rules for the Compensation Committee	The Compensation Committee normally holds Committee meetings with the participation of the Group CEO, the Group Head HR, the Global Head of Reward and external advisors.

14.7	Special rules for the RC	Generally, the Group CEO, the Group CFO, the Group CRO, the Group GC, the Group CCGO, the Head Group IA and representatives of the external auditors participate (to the extent necessary) in each meeting of the RC. The invitation of other persons is at the discretion of the RC.

14.8	Resolutions	Resolutions are passed by an absolute majority of the votes of Committee members present; in case of a tie, the decision is passed on to the Board and decided in accordance with section 7.2 of the ORs. Sections 7.2 to 7.4 of the ORs apply mutatis mutandis with regard to circular resolutions.

14.9	Minutes	The minutes of Committee meetings, including joint meetings, must fulfill the conditions set out in sections 6.9, 6.10 and 7.5 of the ORs and be distributed to the Chairman.
15	Resolutions and information rights

15.1	Resolutions and information rights	Sections 7, 8.2, 8.3 and 8.4 of the ORs apply mutatis mutandis to the decision-making process and the information rights of the Committees and the Committee members.

Reporting

16	Regular reporting

16.1	In general

Each Chairperson ensures that the Chairman and the Board are kept informed in a timely and appropriate manner. Each Chairperson (either personally or through another Committee member) regularly reports to the Board at the Board meetings on the current activities of their Committee and on important Committee issues, including all matters falling within the duties and responsibilities of the Board, namely:

(i) proposals for resolutions to be considered, or other action to be taken by the Board;

(ii)  resolutions and decisions made by the Committee and the material considerations that led to such resolutions and decisions; and

(iii)  activities and important findings of the Committee.

16.2	Submitting of proposals and recommendations	Each Chairperson submits, in writing, the proposals and resolutions mentioned in sections 16.1(i) and (ii) of this Annex to the ORs to the Board unless such proposals are contained in the Committee minutes; the remaining reporting is generally done orally.

16.3	Annual reporting of the Committees	Each Committee annually submits a report to the Board, detailing the activities of the Committee during the previous twelve months.
17	Special reporting

17.1	AC

Following the completion of the audit and the annual financial statements, the AC Chairperson submits annually to the Chairman, for the attention of the Board:

(i) the AC’s assessment of the qualification, independence and performance of the external auditors;

(ii)  the AC’s assessment of the design of the Group’s internal control system for financial reporting and the coordination and interaction between Group IA and the external auditors; and

(iii)  a recommendation regarding the audited financial statements in UBS’s annual report.

Special provisions

18	Confidentiality

18.1	Special rule	The deliberations of the Compensation Committee and GNC are handled with the utmost discretion and are to be communicated outside of these Committees only to the extent permitted by the Chairpersons of these Committees. The Chairman is exempted with regard to the confidentiality of deliberations.
19	Self-assessment and adequacy review

19.1	Self-assessment and adequacy review	Each Committee reviews the adequacy of its charter at regular intervals, but at least annually, and recommends to the GNC any changes considered to be necessary or appropriate. For the self-assessment, section 9 of the ORs is to be applied mutatis mutandis.

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CH-8098 Zurich

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